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                       BRIDGESTREET ACCOMMODATIONS, INC.
                             30670 Bainbridge Road
                                 Solon, OH 44139

                               September 12, 1997



VIA ELECTRONIC FILING

Securities and Exchange Commission
Division of Corporation Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

       Attn: Darren DeStefano, Esq.

       Re: BridgeStreet Accommodations, Inc. - Withdrawal of Registration Statement on Form 8-A (File No. 000-22843)
             --------------------------------------------------------------

Ladies/Gentlemen:

     BridgeStreet Accommodations, Inc. (the "Company") hereby requests that its Registration Statement on Form 8-A (File No. 000-22843) (the "Registration Statement"), originally filed on July 15, 1997, be withdrawn effective today, September 12, 1997. The Company is requesting withdrawal of the Registration Statement because its Registration Statement on Form S-1 (File No. 333-26647) has not yet been declared effective under the Securities Act of 1933, as amended.

     Please call Daniel S. Shore, collect, at (617) 439-2000 with any questions concerning this withdrawal request. Thank you for your assistance.


                                         Very truly yours,

                                         BRIDGESTREET ACCOMMODATIONS, INC.

                                         By: /s/ Constantine Alexander
                                             -----------------------------------
                                         Constantine Alexander
                                         Its Assistant Secretary